Jewett-Cameron Trading Company Ltd. Authorizes Share Repurchase Plan

North Plains, Oregon February 7, 2019 – Jewett-Cameron Trading Company Ltd. ("Jewett-Cameron") (NASDAQ: JCTCF) is pleased to announce that its Board of Directors has authorized the implementation of a share repurchase plan to purchase for cancellation up to 250,000 common shares. This amount represents approximately 5.9% of the 4,218,988 common shares outstanding.

The share repurchase plan will be effected in accordance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, which contains restrictions on the number of shares that may be purchased on a single day, subject to certain exceptions for block purchases, based on the average daily trading volumes ("ADTV") of Jewett-Cameron's shares on NASDAQ.  Purchases shall be limited to daily purchases in an amount up to 25% of the ADTV in its shares, or one “Block” purchase per week in lieu of the 25% of ADTV limitation for compliance with Rule 10b-18(b)(4). A “block” as defined under Rule 10b-18(a)(5) means a quantity of stock that, among other things, is at least 5,000 shares and has a purchase price of at least US$50,000.

Repurchases will be made by transactions conducted through the facilities of the NASDAQ Stock Market (“NASDAQ”), or through privately negotiated transactions. Such transactions may involve Jewett-Cameron insiders or their affiliates executed in compliance with Jewett-Cameron’s Insider Trading Policy.

This share repurchase plan may commence on February 18, 2019 and will remain in place until August 31, 2019 but may be limited or terminated at any time without prior notice.

The share repurchase program was approved by the Company's Board of Directors who believe that a share repurchase program at this time is in the best interests of the Company and its shareholders and will not impact the Company's ability to execute its growth plans.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries (Jewett-Cameron Companies), operate out of facilities located in North Plains, Oregon. Those businesses consist of the manufacturing and distribution of patented and patent pending specialty metal products, wholesale distribution of wood products, seed processing and sales, and sales of industrial tools and clamps. The Company’s brands include Lucky Dog, Animal House and AKC licensed products in the expanding pet market; fencing products under the Adjust-A-Gates, Fit-Right, Perimeter Patrol, and INFINITY Euro fence systems brands; Early Start, Spring Gardner, and Weatherguard for greenhouses; and TrueShade for patio umbrellas, furniture covers and canopies. Additional information about the Company and its products can be found on the Company’s website at www.jewettcameron.com.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from predictions contained herein.

For further information, contact:

Charlie Hopewell

President and CEO

(503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.